EXHIBIT 10.2

Amendment Number Two
to
Employment Agreement with
Iroquois Federal Savings and Loan Association

This Amendment Number Two is hereby made to the Employment Agreement ("Agreement") by and between Iroquois Federal Savings and Loan Association (the "Bank") and Walter H. Hasselbring, III, President and Chief Executive Officer of the Bank (the "Executive") as of this 13th day of June, 2017, and is effective as of the 7th day of July, 2017.

WHEREAS, the Bank and Executive entered into an Employment Agreement, with an amended effective date as of July 7, 2016 ("Effective Date"); and

WHEREAS, the Bank and Executive desire to revise the Agreement to eliminate the Executive's ability to voluntarily terminate employment for any reason (other than Good Reason, as defined in the Agreement) within 30 days of a Change in Control (as defined) and receive the severance benefits set forth under Section 5 of the Agreement and to clarify certain health benefit related severance payment timing; and

WHEREAS, Section 15(a) provides that the Agreement may be modified by a written instrument signed by both parties.

NOW THEREFORE, BE IT RESOLVED, that the Agreement shall be modified as follows:

1. Section 4(c) of this Agreement shall be amended to revise the last sentence set forth therein to read as follows:

"If the Bank does not offer the Welfare Plans at any time after the Event of Termination or if Executive's participation in such plans would subject the Bank to excise taxes or penalties under applicable tax laws, then the Bank shall provide Executive with a payment equal to the premiums for such benefits for the period which runs until the earlier of (i) his death; (ii) his employment by another employer other than one of which he is the majority owner; or (iii)  for a period of thirty-six months following the Event of Termination, with such amounts payable to Executive in a single cash lump sum distribution within thirty (30) days following Executive's Event of Termination or the date that the Bank is no longer able to provide such coverage, whichever is later; provided, however, if the Executive is a "Specified Employee," as defined in Treasury Regulation 1.409-1(i), then, solely to the extent required to avoid penalties under Section 409A of the Code, such payment shall be delayed until the first day of the seventh full month following the Executive's Date of Termination, and provided, further, that if paying any portion of this payment in a lump sum would violate Section 409A of the Code, then such portion of the payment shall be paid in the same amount and at the same time that the premium on such would otherwise have been paid and the remainder would be paid in a lump sum as set forth above."

2. Section 5(b) of this Agreement shall be amended to read as follows:

"If any of the events described in paragraph (a) of this Section 5, constituting a Change in Control, have occurred, Executive shall be entitled to the benefits provided for in paragraphs (c), (d), and (e) of this Section 5 upon his termination of employment  on or within twenty-four (24) months after the date the Change in Control occurs due to (i) Executive's dismissal, unless Executive's dismissal is for Just Cause as defined in Section 7 of this Agreement; or (ii) Executive's resignation upon not less than 30 days prior written notice given within a reasonable period of time (not to exceed 90 days) following any demotion, loss of title, office or significant authority or responsibility, reduction in annual compensation or benefits or relocation of his principal place of employment by more than thirty-five (35) miles from its location immediately prior to the Change in Control; provided, however, that such benefits shall be reduced by any payments made under Section 4 of this Agreement.  The Bank, or its successor, shall have 30 days to cure the condition giving rise to Executive's right to resign under clause (ii) above, provided that the Company may elect to waive said 30-day period."

3. Sections 4(c) and 5(d) of the Agreement are amended to revise the last sentence set forth therein to read as follows:

"If the Bank does not offer the Welfare Plans at any time after the Change in Control, the Bank shall provide Executive with a payment equal to the premiums for such benefits for the period which runs until the earlier of (i) his death; (ii) his employment by another employer other than one of which he is the majority owner; or (iii) the expiration of 36 months, with such amounts payable to Executive in a single cash lump sum distribution within thirty (30) days following Executive's Event of Termination or the date that the Bank is no longer able to provide such coverage, whichever is later; provided, however, if the Executive is a "Specified Employee," as defined in Treasury Regulation 1.409-1(i), then, solely to the extent required to avoid penalties under Section 409A of the Code, such payment shall be delayed until the first day of the seventh full month following the Executive's Date of Termination, and provided, further, that if paying any portion of this payment in a lump sum would violate Section 409A of the Code, then such portion of the payment shall be paid in the same amount and at the same time that the premium on such would otherwise have been paid and the remainder would be paid in a lump sum as set forth above."

4. In all other respects, the Agreement remains in full force and effect.

IN WITNESS WHEREOF,  the Bank and the Executive have executed this Amendment Number Two as of the day and date set forth above.

ATTEST:	IROQUOIS FEDERAL SAVINGS AND LOAN ASSOCIATION

/s/ Pamela J. Verkler____         /s/ Gary Martin____________________

WITNESS:                 WALTER H. HASSELBRING, III

/s/ Pamela J. Verkler____          /s/ Walter H. Hasselbring, III__________